Exhibit 2.1



                     ASSET PURCHASE AGREEMENT

                     Dated as of May 31, 1999

                          By and Between

                       IMPACT MEDIA, L.L.C.

                               and

                            IMI, INC.

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                        TABLE OF CONTENTS

ARTICLE I DEFINITIONS....................................................1
     SECTION 1.01. Certain Defined Terms.................................1

ARTICLE II PURCHASE AND SALE.............................................6
     SECTION 2.01. Purchase and Sale: Assumption of Liabilities..........6
     SECTION 2.02. Purchase Price........................................6
     SECTION 2.03. Closing...............................................6
     SECTION 2.04. Buyer's Obligation for Retained Liabilities...........6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.....................8
     SECTION 3.01. Organization, Good Standing and Authority of Seller...8
     SECTION 3.02. No Conflict...........................................8
     SECTION 3.03. Consents and Approvals................................9
     SECTION 3.04. Financial Information.................................9
     SECTION 3.05. Right, Title and Interest in Transferred Assets......10
     SECTION 3.06. Litigation...........................................10
     SECTION 3.07. Intellectual Property................................11
     SECTION 3.08. Licenses.............................................12
     SECTION 3.09. Labor Matters........................................12
     SECTION 3.10. Compliance with Laws.................................12
     SECTION 3.11. Brokers..............................................12
     SECTION 3.12. Taxes................................................12
     SECTION 3.13. Material Contracts...................................12
     SECTION 3.14. Employee Benefit Plans...............................14
     SECTION 3.15. Environmental Matters................................14
     SECTION 3.16. Product Warranties...................................15
     SECTION 3.17. Purchase Commitments.................................15
     SECTION 3.18. Inventory............................................15
     SECTION 3.19. Receivables..........................................15
     SECTION 3.20. Sufficiency of Transferred Assets....................15
     SECTION 3.21. Insurance............................................15
     SECTION 3.22. Disclosure...........................................16
     SECTION 3.23. Absence of Certain Changes...........................16
     SECTION 3.24. Y2K..................................................16
     SECTION 3.25. Software Products....................................16
     SECTION 3.26. Investment Representations...........................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER......................18
     SECTION 4.01. Organization, Good Standing and Authority of Buyer...18
     SECTION 4.02. No Conflict..........................................18
     SECTION 4.03. Consents and Approvals...............................19
     SECTION 4.04. Brokers..............................................19
     SECTION 4.05. Assumption of Liabilities............................19

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ARTICLE V COVENANTS.....................................................19
     SECTION 5.01. Conduct of Business Prior to the Closing.............19
     SECTION 5.02. Access to Information................................20
     SECTION 5.03. Employees............................................20
     SECTION 5.04. Sales and Transfer Taxes.............................20
     SECTION 5.05. Further Action.......................................20
     SECTION 5.06. Covenant Not to Compete..............................21
     SECTION 5.07. Public Announcements.................................21
     SECTION 5.08. Purchase Price Allocation............................21
     SECTION 5.09. Continuing Liabilities...............................21
     SECTION 5.10. Assignment of Assigned Agreements....................21
     SECTION 5.11. Confidentiality Obligations..........................22
     SECTION 5.12. Due Diligence........................................22

ARTICLE VI CONDITIONS TO CLOSING........................................22
     SECTION 6.01. Conditions to Obligations of Seller..................22
     SECTION 6.02. Conditions to Obligations of Buyer...................23

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
INDEMNIFICATION.........................................................24
     SECTION 7.01. Survival of Representations, Warranties and
        Agreements......................................................24
     SECTION 7.02. Indemnification by Seller............................25
     SECTION 7.03. Indemnification by Buyer.............................26
     SECTION 7.04. Set-Off Right........................................26
     SECTION 7.05. Limitation of Liability..............................26

ARTICLE VIII TERMINATION................................................26
     SECTION 8.01. Termination..........................................26
     SECTION 8.02. Procedure and Effect of Termination..................27
     SECTION 8.03. Specific Performance.................................27

ARTICLE IX MISCELLANEOUS................................................27
     SECTION 9.01. Expenses.............................................27
     SECTION 9.02. Notices..............................................27
     SECTION 9.03. Amendment............................................28
     SECTION 9.04. Waiver...............................................28
     SECTION 9.05. Headings.............................................29
     SECTION 9.06. Severability.........................................29
     SECTION 9.07. Entire Agreement.....................................29
     SECTION 9.08. Assignment...........................................29
     SECTION 9.09. Governing Law........................................29
     SECTION 9.10. Construction.........................................29
     SECTION 9.11. Counterparts.........................................29

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     This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of May 31, 1999 by and between Impact Media, L.L.C., a Utah limited liability company ("Seller"), and IMI, Inc., a Utah corporation ("Buyer").

                             RECITALS

     A. Seller is engaged in the business (the "Business") of designing, manufacturing and marketing multimedia brochure kits, shaped compact discs and other products and services designed to facilitate conducting business over the Internet.

     B. Seller desires to sell to Buyer the Business, including certain of the assets of Seller, and Buyer desires to acquire such Business and assets on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE I

                           DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Accounts Receivable" means all accounts receivable owing to Seller, including those specified on Appendix 5 hereto.

     "Action" means any actual or threatened claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or arbitration tribunal.

     "Ancillary Agreements" means the agreements, documents and instruments to be executed and delivered by Buyer or Seller or both pursuant hereto, including, without limitation, the Earn-Out Agreement, Assumption Agreement, the Non-Competition Agreement, the Bill of Sale and Assignment, the Assignment of Trademarks and the Assignment of Copyrights. The Assignment of Trademarks and the Assignment of Copyrights may be used for the purpose of recordation with the U.S. Patent and Trademark Office and the U.S. Copyright Office. "Assignment of Copyrights" means an assignment agreement assigning the copyrights of Seller to Buyer to be entered into on the date hereof among Seller and Buyer.

     "Assignment of Trademarks" means that certain assignment agreement assigning the trademarks, service marks and trade names of Seller to Buyer to be entered into on the date hereof among Seller and Buyer.

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     "Assumed Liabilities" means, and shall consist only of, the Liabilities which are the subject of the Assumption Agreement.

     "Assumption Agreement" means that certain assumption agreement to be entered into between Buyer and Seller on the date hereof.

     "Bill of Sale and Assignment" means a bill of sale and assignment to be delivered by Seller to Buyer and dated the date hereof.

     "Business" has the meaning set forth in Recital A.

     "Buyer" means IMI, Inc., a Utah corporation.

     "Closing and Closing Date" have the meanings specified in Section 2.03.

     "Earn-Out Agreement" means that certain earn-out agreement to be entered into by and among Buyer, Seller and Jay Poelman, on the date hereof.

     "Equipment" means all equipment set forth on Appendix 2.

     "ERISA" has the meaning specified in Section 3.14.

     "Excluded Assets" means the following assets of Seller:

          (i) all assets primarily used or owned by Seller in the conduct of or in connection with its business other than the Business and otherwise not specifically transferred pursuant to this Agreement or any of the Ancillary Agreements;

         (ii) all rights of Seller (including tax and other refunds and claims thereto) relating to the Retained Liabilities; and

         (iii) all rights of Seller under this Agreement and the instruments and agreements delivered to Seller by Buyer pursuant to this Agreement.

     "Financial Statements" has the meaning specified in Section 3.04(a).

     "Finished Goods" means all finished goods produced by the Business and owned by Seller on the Closing Date.

     "Galaxy" shall mean Galaxy Enterprises, Inc., a Nevada corporation.

     "Galaxy Stock" has the meaning specified in Section 2.02.

     "Goodwill" means the intangible assets and the intangible value of the Business on the basis of its reputation, employees, customer relations and similar factors.

     "Hazardous Waste" has the meaning specified in Section 3.15.

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     "Intellectual Property" means trademarks, service marks, trade names, copyrights, mask works, designs, inventions, patents, patent rights, trade secrets, know how, proprietary information and other intellectual property in any and all countries, unions, and jurisdictions and under any and all laws, regulations, treaties, conventions, and agreements. Intellectual Property includes registrations of, and applications to register, copyrights, trademarks and service marks, and further includes patent applications.

      "Inventory" means all good and usable raw materials used in the operation of the Business (including all work in progress for Products and Services) including those materials specified on Appendix 1 hereto.

      "Knowledge" of a Person shall mean the actual knowledge of such Person, and in the case of a corporation, shall mean the actual knowledge of such Person's key employees, officers, members, managers, shareholders, and directors.

      "Liabilities" means any and all debts, liabilities, losses, claims, damages, costs, expenses and obligations, whether fixed or contingent, or matured or unmatured, including, without limitation, those arising under any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Licensed Intellectual Property" shall mean the Intellectual Property owned, controlled or held by another Person which is licensed or sublicensed to Seller, or to which Seller has rights or authorizations, or with respect to which Seller has the benefit of a covenant-not-to-sue or covenant-not-to-enforce or similar promise or assurance from a third party.

     "Licenses" shall mean the licenses and sublicenses of Intellectual Property granted to or held by Seller, the rights and authorizations of Seller with respect to Intellectual Property owned, controlled or held by other Persons, and the covenants-not-to-sue, covenants-not-to-enforce and similar promises or assurances given to Seller with respect to Intellectual Property owned, controlled or held by other Persons.

      "Losses" has the meaning specified in Section 7.02.

      "Material Adverse Effect" means an effect that is reasonably likely to
(i) be materially adverse to the value of the Transferred Assets taken as a whole, or the Business other than as a result of change in general economic conditions affecting the Business, or (ii) prevent Seller from consummating the transactions contemplated by this Agreement or any of the Ancillary Agreements.

      "Managers" shall mean Robert Green and Benjamin Roberts.

      "Members" shall mean Robert Green, Benjamin Roberts, Justin Roberts, Damon Martin, Rob Stahura, Steve Thorne, Phil Smith, Len Page, Scott Bland, Chris Flores, Timp Holding, Inc. and Denis Waitley.

      "Non-Competition Agreement" means the Non-Competition Agreement to be entered into by Buyer and each of Robert Green and Benjamin Roberts on the date hereof.
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      "Permits" means all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used in connection with, or required for, the Business, other than such items relating to the corporate existence and good standing of Seller.

      "Person" includes any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, institution, party, entity or governmental authority.

      "Products" shall mean the computer software and other products offered, licensed, sold or commercialized by Seller in connection with the Business. The Products include the computer software and other products identified in
Schedule 3.07(e).

      "Public Domain Technology" means technology, computer programs, works of authorship, inventions, processes, methods, compositions of matter, articles of manufacture, devices, machines, equipment, hardware, ideas, improvements, and information in the public domain which may be used, copied, sold, made, reproduced, distributed and commercialized without infringement, misappropriation, or violation of any Intellectual Property or rights of other Persons.

      "Retained Liabilities" means all Liabilities of Seller other than the Assumed Liabilities.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller" means Impact Media, L.L.C., a Utah limited liability company.

      "Services" shall mean the services offered, performed, sold or commercialized by Seller for or to other Persons in connection with the Business. The Services include the services identified in Schedule 3.07(e).

      "Tax" means any income, gross receipts, transfer, gains, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding); together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

      "Transferred Assets" means all assets, whether tangible or intangible, owned by Seller (other than the Excluded Assets) including, without limitation, the following

           (i) the Equipment;

          (ii) the Goodwill;

         (iii) the Inventory and Finished Goods;

          (iv) the Products and Services;

           (v) the Permits;

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          (vi) originals or, to the extent originals are not available or are, with Buyer's consent, retained by Seller, copies of all business, financial and tax records (excluding corporate minute books and records), personnel records, correspondence, methodologies and related documentation, files and documents relating to the Business in the possession of Seller, including, without limitation, customer and supplier lists, sales, marketing and advertising data and materials and all other records that relate to the Business;

         (vii) the Transferred Intellectual Property and the Licenses;

        (viii) all real property, leaseholds and other interest in real property of Seller that are set forth on Appendix 3, in each case together with Seller's right, title and interest in all buildings, improvements, fixtures and other appurtenances thereto (the "Premises");

          (ix) all cash and cash equivalents and all Accounts Receivable or any other debts of any nature owing to Seller on the Closing Date arising out of the Business;

           (x) all prepaid expenses of Seller listed on Appendix 4;

          (xi) all rights of Seller under express or implied warranties from suppliers of Seller with respect to the Transferred Assets to the extent such rights are assignable or transferable to Buyer;

         (xii) except as listed on Schedule 1.01 (xii) all right, title and interest of Seller in, to and under all written contracts, leases, agreements, mortgages, indentures, commitments, licenses and all other legally binding written arrangements to which Seller is a party and which are listed on
Schedule 3.13(a) (the "Assigned Agreements"); and

        (xiii) except as listed on Schedule 1.01 (xiii) all computer programs and software which are used in the Business and all interests therein and rights and licenses thereto owned, controlled or held by Seller or to which seller is entitled.

     "Transferred Intellectual Property" means all Intellectual Property in or to the Business, the Products and the Services, excluding Licensed Intellectual Property and Public Domain Technology. Transferred Intellectual Property includes the Intellectual Property identified on Schedule 3.07(a).

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                            ARTICLE II

                        PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale; Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, at the Closing: (a) Seller shall convey, sell, transfer, assign and deliver to Buyer the Transferred Assets, and shall execute and deliver to Buyer the Bill of Sale and Assignment; and (b) Buyer shall purchase and accept the Transferred Assets for the Purchase Price and shall execute and deliver to Seller the Assumption Agreement. The Assumption Agreement includes an assignment of the Assigned Agreements by Seller to Buyer.

     SECTION 2.02. Purchase Price.Buyer shall pay for the Transferred Assets by assuming the Assumed Liabilities and paying a purchase price (the "Purchase Price") equal to 250,000 shares of Galaxy Common Stock ("Galaxy Stock") or such greater or lesser amount of shares, earned under the Earn-Out Agreement, if any.

     SECTION 2.03. Closing.

        (a) Subject to the terms and conditions of this Agreement, the sale and purchase contemplated hereby shall take place at a closing (the "Closing") at 10:00 a.m., local time, on May 31, 1999, or such earlier or later day when all conditions for the Closing are satisfied or waived, at the offices of Parsons Behle & Latimer located at 201 South Main Street, Suite 1800, Salt Lake City, Utah 84145, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        (b) At the Closing, Seller shall deliver to Buyer the Bill of Sale and Assignment and such other instruments as may be reasonably requested by Buyer to transfer the Transferred Assets to Buyer or evidence such transfer upon public records.

        (c) At the Closing, Buyer shall deliver to Seller (i) an executed copy of the Assumption Agreement, (ii) 250,000 shares of Galaxy Common Stock to be escrowed pursuant to the terms of the Earn-Out Agreement, and (iii) such other instruments as may be reasonably requested by Seller to evidence the assumption by Buyer of the Assumed Liabilities.

     SECTION 2.04. Buyer's Obligation for Retained Liabilities. Buyer shall not be obligated to pay or perform or otherwise be responsible for any Retained Liabilities of Seller. Without limiting the generality of the foregoing, subject to the terms of the Assumption Agreement, it is hereby expressly acknowledged and agreed that Buyer shall not assume or pay any of the following Retained Liabilities of Seller:

        (a) any Liabilities of Seller to any member, manager or employee of Seller;

        (b) any Liabilities or expenses for Taxes of Seller, regardless of the period in which they arise, including but not limited to taxes arising out of or incident to the negotiation and execution of this Agreement or any of the Ancillary Agreements or the transfer of the Transferred Assets by Seller hereunder;
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        (c) any Liabilities or claims of any kind or nature arising out of or related to the Transferred Assets prior to the Closing Date or the operations of the Business by Seller regardless of the period in which they arise;

        (d) any Liabilities of Seller arising out of or in connection with any employee benefit plans of any kind other than for accrued vacation;

        (e) any claims or causes of action, made or brought by any governmental agency or any Person whatsoever, arising from or relating to any condition in existence on or before the Closing Date as such claims relate to the Transferred Assets or arising from or relating to any condition regardless of the time such condition arises or becomes known, as such claims relate to the operation of the Business by Seller, the assets of Seller, or the business of Seller;

        (f) any Liability of Seller to any Person the existence of which constitutes a breach of any covenant, agreement, representation or warranty of Seller contained in this Agreement or which constitutes a breach of any covenant, agreement, representation or warranty contained in any of the Assigned Agreements prior to or on the Closing Date;

        (g) any Liability or obligation (contingent or otherwise) of Seller arising out of any threatened or pending litigation;

        (h) any Liabilities of Seller insofar as they are attributable to any of the Excluded Assets;

        (i) in addition to the foregoing, any other Liabilities expressly retained by Seller and listed on Schedule 2.04; and

        (j) except as listed on Schedule 3.07(d):

              (i) any Liabilities for infringement, misappropriation, misuse or violation of any Intellectual Property arising from the manufacture, sale, use, offer for sale, reproduction, or distribution of the Transferred Assets or Products or performance of the Services regardless of whether any such Liability arises prior to, concurrent with, or subsequent to the Closing Date, and provided that any such Liability is not caused by modifications or additions made to any of the Transferred Assets, Products or Services subsequent to the Closing Date;

             (ii) any Liabilities for Seller's failure to comply with the terms of any Permit required for the manufacture, sale, use, offer for sale, reproduction or distribution of the Transferred Assets or Products or performance of the Services regardless of whether any such Liability arises prior to, concurrent with or subsequent to the Closing Date; and

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            (iii) any Liabilities for Seller's failure to comply with the terms of any Permit required for the continued manufacture, sale, use or offer for sale of the Products subsequent to the Closing Date.

                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and the Ancillary Agreements, Seller represents and warrants to Buyer as follows:

     SECTION 3.01. Organization, Good Standing and Authority of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller has the requisite power and authority and any necessary governmental authority to own the properties that it purports to own and to carry on the Business as it is currently conducted. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized and approved by all necessary action, corporate or otherwise, on the part of Seller and will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

     SECTION 3.02. No Conflict. (a) Except as listed on Schedule 3.02(a), the execution and delivery by Seller of this Agreement and the Ancillary Agreements does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Organization or the Operating Agreement of Seller, or result in the creation of any lien, security interest, charge or encumbrance upon the Transferred Assets or any of the properties or assets of Seller under, or conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller, the Transferred Assets, or any assets or properties of Seller, are bound or affected.

        (b) Except as listed in Schedule 3.02(b), there is no pending or, to Seller's Knowledge, threatened action, suit, proceeding or investigation before or by any court or governmental body or agency, to restrain or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or that affects the right of Buyer to own the Transferred Assets or to exercise all of its rights as the owner of the Transferred Assets.

        (c) Neither Seller, nor to Seller's Knowledge, any employee, agent, member or manager of Seller, directly or indirectly, has made any payment of funds of Seller or received or retained any funds in violation of any applicable law, rule or regulation.

     SECTION 3.03. Consents and Approvals. Except as set forth on Schedule 3.03, the execution, and delivery of this Agreement and each of the Ancillary Agreements to which

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Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not, and will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or result in any violation of any statute, law, rule or ordinance applicable to Seller. As of the time immediately prior to the Closing, Seller has all franchises, licenses, permits, certificates and other authorizations from Federal, state, local or foreign governments or governmental agencies, departments or bodies that are necessary for the conduct of its business, except where failure to do so would not constitute a Material Adverse Effect, and Buyer shall have the necessary use and benefit thereof, but only if and to the extent they are transferable, and the rights granted thereby after the transactions contemplated hereby have occurred. Sellers have no knowledge of any fact, error or omission relevant to any such franchise, license, permit, certificate or other authorization that would permit the revocation or withdrawal, or the threatened revocation or withdrawal, thereof.

     SECTION 3.04.  Financial Information.

        (a) Financial Statements. Seller has furnished Buyer with copies of the following: the unaudited financial statements of Seller for the period ended April 30, 1999, including a balance sheet as of such date and the related statements of income for the period then ended (collectively, the Financial Statements").

        (b) Except as set forth in Schedule 3.04(b), the Financial Statements:
(i) are correct and complete in all material respects and have been prepared in conformity with generally accepted accounting principles ("GAAP"); (ii) have been prepared in accordance with the books and records of Seller and with the past practices of Seller; and (iii) other than for the omission of footnotes and the failure to make adjustments normally made by Seller at year-end, present fairly the financial condition of Seller at the date of such Financial Statements and the results of operations for the fiscal periods covered by such Financial Statements.

        (c) Seller (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets of such entity and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorization,
(B) transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorizations, (D) assets are reflected at values considered to be financially realizable by Seller, and (E) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (d) Undisclosed Liabilities. Seller does not have any Liabilities except (i) as set forth or reflected in the Financial Statements, (ii) as disclosed in Schedule 3.04(d), and (iii) for liabilities incurred in the ordinary course of business since the date of the Financial Statements which will not have a Material Adverse Effect.

        (e) Seller has delivered to Buyer financial forecasts (the "Forecasts") for the period beginning January 1, 1999 and ending December 31, 2000. The Forecasts: (i) represent Seller's view of the most likely scenario of its financial condition and results of operations for

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the periods indicated therein, (ii) identify any assumptions necessary to achieve the forecasts or results contained therein, and (iii) were prepared in accordance with GAAP.

     SECTION 3.05. Right, Title and Interest in Transferred Assets. Except as set forth on Schedule 3.05, Seller is the lawful owner of the Transferred Assets (pursuant to good and marketable title) and has the complete and unrestricted power and the unqualified right to sell, transfer, assign and deliver the Transferred Assets to Buyer. Without limiting the foregoing, Seller is the lawful owner of the Transferred Intellectual Property and has received assignments of ownership from all independent contractors and employees used by Seller in connection with the development of any Transferred Intellectual Property. Except as set forth on Schedule 3.05, the Transferred Assets will be transferred and assigned to Buyer on the Closing Date free and clear of all liens, security interests, claims (including claims for Taxes), licenses, rights to use or possess, other contractual restriction, and other charges and encumbrances, and, upon such transfer and assignment, Buyer will be vested with good and marketable title to the Transferred Assets. Each piece of Equipment is, subject to ordinary wear and tear, in good working order and repair.

     SECTION 3.06. Litigation.

        (a) Except as set forth in Schedule 3.06(a), there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, governmental agency or body, arbitrator or mediator pending or, to the knowledge of Seller, threatened against Seller, which would materially adversely affect Seller, the Transferred Assets or the Business, and Seller does not know of any basis for any of the foregoing.

        (b) Except as set forth on Schedule 3.06(b) or as previously disclosed in writing to Buyer, Seller has not received any opinion or memorandum or legal advice or notice from legal counsel written or, to the knowledge of Seller, oral, to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may be material to its assets, properties or business including the Transferred Assets. Seller is not in default with respect to any order, writ, injunction or decree known to or served upon Seller of or by any arbitrator or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        (c) Except as set forth on Schedule 3.06(c), there is no pending action or suit brought by Seller against others.

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      SECTION 3.07. Intellectual Property.

        (a) Set forth on Schedule 3.07(a) is a description of all Transferred Intellectual Property and all Licenses and Licensed Intellectual Property.
All trademarks, service marks and trade names of Seller and all registrations thereof and all applications to register them are identified on Schedule 3.07(a). All copyright registrations and applications to register copyrights of Seller are identified on Schedule 3.07(a). All patents, patent rights (including any inventions for which patent applications are being prepared but not yet filed or may be prepared and filed in the future) and patent applications of Seller are identified on Schedule 3.07(a). Seller owns all Intellectual Property in and to the Business, Products and Services, except for the Licensed Intellectual Property and the Public Domain Technology. The Licenses of Licensed Intellectual Property are sufficient, in combination with the Transferred Intellectual Property, to allow Buyer to conduct the Business and to make, use, sell, offer for sale, perform, reproduce, license, sublicense, distribute, create, and commercialize Products and Services, and to authorize others to do so.

        (b) Except as set forth on Schedule 3.07(b), as of the date hereof, there are no existing or threatened claims or allegations by any third party alleging that Seller has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, or will infringe, misappropriate, misuse or violate, the Intellectual Property or rights of another Person. Except as set forth on Schedule 3.07(b), as of the date hereof, there are no existing or threatened claims or allegations by any other Person challenging or questioning Seller's ownership of any Transferred Intellectual Property, or any rights of Seller to any Licenses or Licensed Intellectual Property, or the validity or enforceability of any Transferred Intellectual Property, Licenses or Licensed Intellectual Property. The Transferred Intellectual Property is valid and enforceable. To the best of Seller's Knowledge, the Licenses and Licensed Intellectual Property are valid and enforceable.

        (c) Except as set forth on Schedule 3.07(c), to Seller's Knowledge there is no infringement, misappropriation or misuse of any Transferred Intellectual Property by any other Person or any other violation of Seller's rights.

        (d) Except as set forth on Schedule 3.07(d), the conduct of the Business as currently operated, and the use, sale, offer for sale, manufacture, import, export, reproduction, distribution, display, performance, creation and commercialization of any Product or Service, and the use of any of the trademarks, service marks or trade names assigned to Buyer, does not, has not and will not infringe, misappropriate, or misuse any Intellectual Property or otherwise violate any right of any other Person at any time prior to, on or after the Closing Date.

        (e) The information provided by Seller to Buyer in Seller's written response to the Intellectual Property Questionnaire provided by Buyer is accurate, complete and not misleading. A copy of the Questionnaire and Seller's written response is attached as Schedule 3.07(e).

     SECTION 3.08. Permits. Set forth on Schedule 3.08 are all material governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority needed to operate the Business ("Governmental Permits"). All such Governmental Permits are fully paid and in full force and effect and no violations exist with respect to such Governmental Permits except for any failure to be in full force and effect or violation which would not have a Material Adverse Effect. As of the date hereof, no proceeding is pending or threatened seeking the revocation or limitation of any Government License.

     SECTION 3.09. Labor Matters. Seller has no agreements (collective bargaining or otherwise) with labor unions or associations representing employees of Seller. There have not been any attempts within the past three years by any labor or employee organization or union to organize any of Seller's employees for the purpose of creating a bargaining unit. As of the date hereof, except as set forth on Schedule 3.09, Seller is not involved in or, to the knowledge of Seller, threatened with, any labor dispute, arbitration, grievance, lawsuit or administrative proceeding relating to labor matters involving the employees of Seller. Seller is in compliance with the applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours except where the failure to comply will not have a Material Adverse Effect.

     SECTION 3.10. Compliance with Laws. Except as set forth in Schedule 3.10, Seller has complied with all applicable statutes, regulations, orders and restrictions of the United States of America, all state and other subdivisions thereof, all applicable foreign jurisdictions, all agencies and instrumentalities of the foregoing and all national and international self-regulatory bodies and authorities in respect of the conduct of its business and ownership of its properties, including but not limited to the Transferred Assets, except where the failure to comply will not have a Material Adverse Effect.

     SECTION 3.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

     SECTION 3.12. Taxes. All federal, state, foreign, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged. Seller has taken all necessary steps to ensure that ensure that any persons providing independent consulting or contracting services to Seller will not be deemed to be employees of Seller under applicable federal and state tax law.

     SECTION 3.13. Material Contracts.

        (a) All written or oral agreements to which Seller is a party and which are needed or useful in the operation of the Business are listed on
Schedule 3.13(a). Except for those agreements listed on Schedule 3.13(a), Seller is not a party to any other written or oral:

             (i) contract under which the total obligation of Seller is in excess of $5,000;

            (ii) consulting agreement or contract for the employment of any manager, member, employee or other person on a full-time, part-time or consulting basis that is not terminable upon notice of 30 days or less without cost or other liability to Seller or any successor thereof except for accrued vacation pay or other employee benefits, in each case not to exceed the value of such vacation pay or such other employee benefit accrued in one year;

           (iii) bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits (other than those expressly described in Schedules 3.14);

            (iv) agreement relating to the lease of any property, real or personal, whether as lessor or lessee that involves obligations of more than $5,000 in the aggregate;

             (v) contract for the purchase or sale of real property or capital or fixed assets that involves obligations of more than $5,000 in the aggregate;

           (vi) contract, that is not terminable upon notice of 30 days or less without cost or liability to Seller or any successor thereof, for the purchase of materials, supplies or equipment that are in excess of the requirements of the business of Seller;

          (vii) contract for the sale of goods or the performance of services for or by Seller that is not terminable upon notice of 30 days or less without cost or liability to Seller or any successor thereof;

         (viii) current year insurance contract with respect to which Seller must or is required to pay additional premiums naming Seller as loss payee that is not listed in Schedule 3.21;

           (ix) contract continuing for a period of more than three months from its date that is not terminable upon notice of 30 days or less without cost or liability to Seller or any successor thereof under which the total obligation of Seller is in excess of $5,000;

            (x) material manufacturers' representative, distributorship, sales agency or royalty agreements that is not terminable on notice without cost or other liability to Seller or any successor thereof;

           (xi) material agreement, mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a lien or security interest on, the Transferred Assets or any assets or properties of Seller;

          (xii) option, warrant or other contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of Seller;

         (xiii) guaranty or indemnity; or

          (xiv) settlement agreement of any administrative or judicial proceedings within the past five years concerning claims, which if adversely determined or settled resulted in a monetary award or other liability of greater than $5,000 (after application of insurance proceeds);

        (b) Except as set forth on Schedule 3.13(b), Seller is not in breach of or in default under, or has received notice of any claimed breach of or default under, any of the contracts, obligations or commitments set forth in
Schedule 3.13(a), and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default, except where such breach or default would not have a Material Adverse Effect.

     SECTION 3.14. Employee Benefit Plans. Schedule 3.14 sets forth each compensation plan, performance compensation plan, bonus plan, incentive plan, deferred compensation agreement, individual (unqualified) pension and retirement plan or profit sharing plan (including for the provision of medical, health and dental benefits and year-end bonuses) of Seller and all employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act, as amended ("ERISA") and each employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained by Seller.

     SECTION 3.15. Environmental Matters. Except as set forth on Schedule 3.15, Seller is in material compliance with all Federal, state and local laws governing pollution or the protection of human health or the environment ("Environmental Laws") except where the failure to comply would not have a Material Adverse Effect. In connection with the Business, Seller has not released, discharged, stored (in violation of applicable laws) or disposed of any Hazardous Waste, as hereinafter defined, on, under, in or about any property of Seller. The term "Hazardous Waste" means any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste" or Restricted hazardous waste" under any provision of any statute, rule or regulation of any applicable governmental authority or agency thereof, (ii) petroleum, (iii) asbestos or (iv) defined as a "hazardous waste" pursuant to
Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., nor has Seller arranged for the disposal of waste or other material in a manner that could reasonably be expected to result in the imposition of liability under any Environmental Law.

     SECTION 3.16. Product Warranties. Except as set forth on Schedule 3.16:
(i) Seller does not offer to its customers any product warranty, guarantee, product return policy, service warranty or service policy; and (ii) has no written agreements pursuant to which Seller has an obligation to accept returned merchandise from its customers or provide such customers with an allowance for merchandise from its customers or provide such customers with an allowance for merchandise.

     SECTION 3.17. Purchase Commitments. Except as set forth on Schedule 3.17(a), none of the purchase commitments for materials, supplies, raw material or other items to which Seller is a party is, in the aggregate, in excess of the customary requirements of its business or at a price in excess of current market prices for similar items deliverable at the same time. Except as set forth on Schedule 3.17(b), Seller is not a party to any material service contract or commitment which is not cancelable without penalty on 30 or fewer days' notice.

     SECTION 3.18. Inventory. As of the Closing Date the Inventory of Seller as listed on Appendix 1 will be usable in the ordinary course of the Business at a value which is not less than $50,000.

     SECTION 3.19. Receivables. All Accounts Receivable of Seller (i) have arisen from bona fide transactions, (ii) represent sales made in the ordinary course of business and (ii) as of the Closing Date shall be current and collectible in Seller's ordinary course of business in an amount not less than $150,000.

     SECTION 3.20. Sufficiency of Transferred Assets. Except to the extent disclosed on Schedules 3.06(b) or 3.07(a),(b),(c)or (d), the Transferred Assets comprise all rights and assets necessary and sufficient for Buyer to conduct the Business after the Closing as it was conducted by Seller prior to the Closing.

     SECTION 3.21. Insurance. Set forth in Schedule 3.21(a) is a complete list of all policies of insurance for which Seller has a continuing obligation to pay premiums thereon, together with the premiums payable as of December 31, 1998, naming Seller as loss payee and (i) covering damage to goods being shipped, held or otherwise processed by Seller or (ii) providing for fire, property, casualty, business interruption, personal or product liability, workers' compensation and other forms of insurance coverage for Seller. All such policies will be outstanding and in full force and effect at the Closing Date, and, except as set forth on Schedule 3.21(b), the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policies. There was no inaccuracy in any application for any such insurance coverage. There is no claim, action, suit or proceeding arising out of or based upon any of such policies of insurance, and, to the knowledge of Seller, no basis for any such claim, action, suit or proceeding that would have a Material Adverse Effect exists.

     SECTION 3.22. Disclosure. Seller has not failed to disclose any materia information known to Seller and relating to Seller, the Members, Managers or the Transferred Assets. This Agreement (including Schedules and Exhibits) and the certificates and instruments delivered pursuant to this Agreement at the Closing by or on behalf of Seller do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

     SECTION 3.23. Absence of Certain Changes. (a) Except as set forth on
Schedule 3.23(a), since December 31, 1998 there has not been: (i) any transaction by Seller relating to the Business which was not in the ordinary course of the Business; (ii) any change in the operations, assets or Liabilities (whether absolute, accrued or contingent or otherwise) of the Business which would have a Material Adverse Effect; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business; (iv) any sale or transfer of any of the assets of the Business except sales in the ordinary course of the Business;
(v) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of any of the assets of the Business, except for liens for taxes not due; or (vi) any other event or condition of any character which would have a Material Adverse Effect on the results of operations, condition (financial or otherwise), assets or properties of the Business.

     SECTION 3.24. Intentionally Omitted.

     SECTION 3.25. Software Products. Except as set forth on Schedule 3.25:

        (a) Software Warranties. The Software Products have been developed with reasonable care in a professional and workmanlike manner and the Software Products are free of programming errors and defects. The Software Products conform to the specifications set forth on Schedule 3.25, and the Software Products include the features, functionality and capabilities listed on
Schedule 3.25, will meet or exceed all performance criteria listed in Schedule 3.25, and is compatible with the platforms, operating systems, and other hardware and software identified in Schedule 3.25. The Software Products conform to Seller's end user documentation and warranties for the Software Products and any other published or printed materials of Seller for the Software Products. "Software Products" means any Products that are computer programs and that are developed for sale, licensing, sublicensing, distribution, marketing or other commercialization by Seller and/or its distributors, resellers, OEMs, VARs, or licensees.

        (b) No Unauthorized Code. No copy of the Software Products contain or will contain or be accompanied by any Unauthorized Code. "Unauthorized Code" means any virus, Trojan horse, worm, or other routine, code, algorithm or hardware component designed or used to disable, erase, alter, or otherwise harm any computer system, program, database, data, hardware or communications system, or to consume, use, allocate or disrupt any computer resources.

        (c) Development Environment. Seller has delivered the source code of all Software Products. In addition to the source code for the Software Products, Seller has provided Buyer with a complete and working copy of the Development Environment for the Software Products. The "Development Environment" means the programming documentation, schematics, designs, flow charts, software tools, libraries, linkers, utilities, compilers, development automation software, and other code, materials and items used by Seller's programmers to compile, develop, maintain, test, implement or enhance the Software Products, including instructions for compiling or interpreting and linking the source code into executable forms. Anything needed to compile or build the Software Products (other than commercially available operating systems, compilers, tool kits and products) shall be included in and with the Development Environment. If a component of the Development Environment is commercially available to the public, Seller need only identify the component in a document included in or with the Development Environment delivered to Buyer. The source code for the Software Products and the Development Environment are part of the Transferred Assets.

     SECTION 3.26. Investment Representations.

        (a) Purchase Entirely for Own Account. This Agreement is made with Seller in reliance upon Seller's representation to Buyer, which by Seller's execution of this Agreement, Seller hereby confirms, that the Galaxy Stock will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Galaxy Stock. Seller has not been formed for the specific purpose of acquiring the Galaxy Stock.

        (b) Disclosure of Information. Seller has had an opportunity to discuss Galaxy's business, management, financial affairs and the terms and conditions of the offering of the Galaxy Stock with Galaxy's management. Seller confirms that Seller has had the opportunity to review Galaxy's periodic filings made with the Securities Exchange Commission including (i) Galaxy's Form 10SB, as amended, (ii) Galaxy's Form 10-KSB for the year ended December 31, 1998, (iii) Galaxy's Form 10-QSB for the quarter ended March 31, 1999, and (iv) Galaxy's Proxy Statement for its annual meeting of shareholders to be held on May 27, 1999.

        (c) Restricted Securities. Seller understands that the Galaxy Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein. Seller understands that the Galaxy Stock is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Galaxy in a transaction not involving a public offering and that under such laws and applicable regulations such Galaxy Stock may be resold without registration under the Securities Act only in certain limited circumstances.

        (d) Legends. Seller understands that the Galaxy Stock, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

          (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

          (ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

                            ARTICLE IV

                       REPRESENTATION AND
                       WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and the Ancillary Agreements, Buyer represents and warrants to Seller as follows:

     SECTION 4.01. Organization, Good Standing and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Buyer have been duly authorized and approved by all necessary action, corporate or otherwise, on the part of Buyer and will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms.

     SECTION 4.02. No Conflict. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer do not, and will not, (a) violate or conflict with the Articles of Organization or Operating Agreement of Buyer, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Buyer, or (c) except as would not materially affect the ability of Buyer to consummate the transactions contemplated by this Agreement, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the assets or properties of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected.

     SECTION 4.03. Consents and Approvals. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer do not, and will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except as would not materially affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 4.04. Brokers. Except as listed on Schedule 4.04, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

     SECTION 4.05. Assumption of Liabilities. Buyer agrees to pay and discharge the Assumed Liabilities on a timely basis and to perform its obligations under the Assumption Agreement.

                            ARTICLE V

                            COVENANTS

     SECTION 5.01. Conduct of Business Prior to the Closing. Seller agrees that, between the date of this Agreement and the Closing Date, except as permitted by the prior written consent of Buyer: (i) the Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business; (ii) Seller shall use its reasonable best efforts to preserve the Business substantially intact, to maintain the Transferred Assets in customary repair, order and condition (subject to ordinary wear and tear), to comply with all material governmental and regulatory requirements applicable to the Business or the Transferred Assets, to keep available the services of the present employees of Seller involved in the Business and to preserve the present relationships of the Business with customers, suppliers and other Persons with which the Business has significant business relations; and (iii) Seller shall not (I) agree to increase the compensation of, or provide for any other manner of incentive or bonus arrangements, including pension, profit-sharing, deferred compensation or other benefit plans, its managers, members, employees or consultants, (II) create or permit to exist any new liens or encumbrances on the Transferred Assets, commit to purchase additional inventory, or enter into any leases or similar arrangements with respect to real or personal property, (III) assume, incur or guarantee any Liability in accordance with past practices, (IV) cancel any debts owed to it, except for compromises of trade debt in accordance with past practices, (V) make any changes in its accounting methods, principles or practices, except as otherwise required by generally accepted accounting principles, or (VI) perform any act or omit to perform any act within its reasonable control which will cause a breach of any representation, warranty or covenant contained in this Agreement or any of the Ancillary Agreements.

     SECTION 5.02. Access to Information.

        (a) From the date hereof to the Closing Date, Seller shall, and shall cause its members, managers, employees and authorized agents to, provide to Buyer and its officers, employees and authorized agents reasonable access to Seller's managers, employees, authorized agents, offices and other facilities and to all books and records during normal business hours and in a manner not unreasonably disruptive to the operation of the Business, and shall promptly furnish to Buyer all financial and operating data and other information regarding the Business and the Transferred Assets as Buyer may from time to time reasonably request.

        (b) Until the Closing, or upon the termination of this Agreement all information relating to Seller obtained by Buyer and its authorized representatives in connection with the transactions contemplated hereby shall be kept confidential by Buyer and shall not be used by it for any purpose other than in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to (i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault of Buyer, but only from and after the date such information becomes so available and (ii) any information obtained by Buyer from a third party having the right to disclose such information.

     SECTION 5.03. Employees. Buyer shall be permitted to meet with all employees, consultants and independent contractors engaged in the Business and to offer to enter into employment, consulting or other contractual arrangements with such Persons, effective on or after the Closing Date.

     SECTION 5.04. Sales and Transfer Taxes. Seller agrees to be responsible for any liability for and to pay all sales, transfer, income, gains and similar Taxes which arise from or become due or payable as a result of any of the transactions contemplated in this Agreement and each of the Ancillary Agreements.

     SECTION 5.05. Further Action. Each of the parties hereto shall execute such documents (including, without limitation, the Ancillary Agreements) and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby or, at or after the Closing, to evidence the consummation of the transactions consummated pursuant to this Agreement and each of the Ancillary Agreements, upon the terms and subject to the conditions hereof and thereof. Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and each of the Ancillary Agreements, including, without limitation, obtaining in a timely manner all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Buyer may record any assignment or notice of assignment with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other government office, agency or ministry, and Seller shall fully cooperate with Buyer's requests in connection therewith.

     SECTION 5.06. Covenant Not to Compete. Seller agrees that it will not, at any time within the two year period immediately following the Closing Date, directly or indirectly, engage in or have any interest in or assist any Person that engages in any activity similar to, or competitive with, the Business.

     SECTION 5.07. Public Announcements. Seller and Buyer shall consult each other before issuing, or permitting any agent or affiliate to issue, any press release or otherwise making or permitting any agent or affiliate to make any public statement with respect to this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby or thereby.
SECTION 5.08. Purchase Price Allocation. At or prior to the Closing Date, Seller and Buyer shall mutually agree on an allocation of the Purchase Price among the Transferred Assets according to relative fair market values of such assets on the Closing Date. If Seller and Buyer are unable to agree on such fair market values, Seller and Buyer shall select an independent appraisal firm to determine such values. The conclusions of such appraisal firm shall be conclusive and binding on Buyer and Seller. The fees and expenses of such appraisal firm shall be shared equally by Seller and Buyer.

     SECTION 5.09. Continuing Liabilities. Seller shall not make any distributions of the Purchase Price to any Member which would leave Seller unable to satisfy its obligations for any Retained Liabilities which are due and payable as of the Closing Date and Seller shall satisfy such Retained Liabilities with proceeds from the Purchase Price.

     SECTION 5.10. Assignment of Assigned Agreements. To the extent that any assignment of any of the Assigned Agreements results in a breach under, or is not effective for any of such Assigned Agreements, Buyer and Seller shall cooperate with each other and shall use their best reasonable efforts to obtain such consents to assignment and/or to satisfy such other conditions to assignment as may be needed in order to effect the assignments of the Assigned Agreements to Buyer in accordance with the Assumption Agreement. Seller shall indemnify Buyer against, and hold Buyer harmless from, any such breach and any ineffective assignment.

     SECTION 5.11. Confidentiality Obligations and Disclosures.

        (a) Seller shall not release any third party from any obligations of confidentiality which such party may have under any of the agreements listed on Schedule 3.13(a) which are not Assigned Agreements.

        (b) In the event that a third party breaches any such obligation of confidentiality, Buyer may, at its sole expense, seek to enforce such obligation against such third party in Seller's name. Seller shall cooperate with Buyer in such enforcement action provided Buyer shall pay any reasonable expenses incurred by Seller in connection with such cooperation or enforcement.

        (c) Seller shall make full disclosure to Buyer of the trade secrets and other confidential information of the Business and shall not disclose any such trade secrets or other confidential information to any other Person or use any such trade secret or confidential information for any purpose other than to conduct the Business prior to the Closing. To the extent not already accomplished, Seller shall use its best efforts to obtain from each employee of Seller a contractual obligation to keep such trade secrets and confidential information confidential and to not use such trade secrets or confidential information except in the conduct of the Business prior to Closing and for Buyer after Closing if the employee becomes an employee or independent contractor of Buyer.

     SECTION 5.12. Due Diligence. Seller shall permit Buyer and its attorneys and advisors to review and examine any and all records, documents, books, contracts, facilities, Products, Services and other assets and property of Seller. Seller shall provide all requested information and fully cooperate with such review and examination and any other due diligence conducted by or for Buyer. Notwithstanding anything in this Agreement or any other agreement to the contrary, Buyer has no obligation to proceed with Closing unless and until Buyer is satisfied with the results and conclusions of such review, examination and due diligence. If Buyer requires more time for such review, examination or due diligence, the Closing Date will be extended as reasonably requested by Buyer.

                            ARTICLE VI

                      CONDITIONS TO CLOSING

     SECTION 6.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and the Ancillary Agreements shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date.

        (b) Performance of Covenants. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement and the Ancillary Agreements shall have been duly performed on or before the Closing Date.

        (c) Authority. All actions required to be taken by, or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party shall have been duly and validly taken by the Board of Directors of Buyer.

        (d) Purchase Price. Seller shall have received payment of the Purchase Price pursuant to Section 2.02.

        (e) Ancillary Agreements. Buyer shall have executed and delivered to Seller the Ancillary Agreements to which Buyer is a party, including, without limitation, the Earn-Out Agreement, the Assumption Agreement, the Non-Competition Agreement, the Assignment of Trademarks, the Assignment of Copyrights and such other instruments effecting or evidencing the assumption of Assumed Liabilities contemplated hereby.

     SECTION 6.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Seller, the Members and Managers contained in this Agreement and the Ancillary Agreements shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date.

        (b) Performance of Covenants. Each of the obligations of Seller, the Members and/or Managers to be performed by Seller, the Members and/or Managers on or before the Closing Date pursuant to the terms of this Agreement and the Ancillary Agreements shall have been duly performed in all material respects on or before the Closing Date.

        (c) Authority. All action required to be taken by, or on the part of, Seller or each of the Members and/or Managers to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each is a party shall have been duly and validly taken by Seller and the Members and/or Managers.

        (d) Seller's Certificates.

              (1) Buyer shall have been furnished with a certificate, dated as of the Closing Date, in a form reasonably acceptable to Buyer, executed by (i) the Managers certifying as to the fulfillment of the conditions specified Sections 6.02(a) and 6.02(b) with respect to Seller, the Secretary of Seller certifying as to the fulfillment of the condition specified in Section 6.02(c) with respect to Seller and the incumbency of each manager of Seller who has executed this Agreement or any Ancillary Agreement.

              (2) Buyer shall have been furnished with a certificate, dated as of the Closing Date, in a form reasonably acceptable to Buyer executed by the Members and Managers certifying as to the fulfillment of the conditions specified in Sections 6.02 (a), (b) and (c) with respect to the Members and Managers.

        (e) Ancillary Agreements. (i) Seller shall have executed and delivered to Buyer the Ancillary Agreements to which Seller is a party, including, without limitation, the Earn-Out Agreement, the Assumption Agreement, the Bill of Sale and Assignment, the Assignment of Trademarks, the Assignment of Copyrights and such other instruments effecting or evidencing the assumption of Assumed Liabilities contemplated hereby, and (ii) Robert Green and Benjamin Roberts shall have each delivered to Buyer the Non-Competition Agreement.

        (f) No Material Adverse Change. Except as listed on Schedule 6.02(f), since the date hereof, there shall not have occurred any material adverse change in the Transferred Assets or the assets of the Business taken as a whole.

        (g) Consents. Seller shall have obtained all consents set forth on
Schedule 3.03.

        (h) Opinion of Seller's Counsel. Buyer shall have received from Seller's counsel an opinion in a form reasonably acceptable to Seller.

        (i) Employment Agreements. Buyer shall have entered into employment agreements with Robert Green and Benjamin Roberts.

        (j) Members Approval. Members of Seller, holding interests representing all of the issued and outstanding interests of Seller, shall deliver consents or approvals to the transactions contemplated herein, is form and substance as required by Utah law or as otherwise requested by Buyer.

                           ARTICLE VII

                 SURVIVAL OF REPRESENTATIONS AND
                  WARRANTIES AND INDEMNIFICATION

     SECTION 7.01. Survival of Representations, Warranties and Agreements. The respective representations, warranties and agreements of Buyer and Seller contained herein or in the Ancillary Agreements, or in writing in any certificates or other documents delivered in connection herewith prior to or at the Closing, shall survive the execution and delivery of this Agreement and the Closing for a period of three years after the Closing Date, except that for Section 3.07 the period shall be six years. Notwithstanding the foregoing, each Section under this Article VII shall not be so limited and shall survive until any claims under this Agreement or any of the Ancillary Agreements are resolved in accordance with this Agreement. The covenants contained in Article V shall survive in accordance with their terms.

     SECTION 7.02. Indemnification by Seller.

        (a) Subject to the limitations of Section 7.01, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its successors and assigns from and against any and all injuries, losses, expenses, demands, claims, actions, causes of actions, judgments, assessments, damages, settlements, obligations, recoveries, deficiencies, liabilities, costs, fees (including reasonable attorney's fees), and interest and penalties (the following, along with interest accruing at 8% per annum from the date of any costs or expenses incurred by Purchaser until satisfied by Seller, "Losses"), and Seller shall pay to Buyer the amount of any Losses, arising out of or resulting from: (i) any inaccuracy in any representation or breach of any warranty made by Seller, the Members or Managers in this Agreement or in any other document or instrument delivered in connection herewith or contemplated hereby; (ii) any failure by Seller or the Members or Managers to perform or observe any term, provision or covenant herein on the part of Seller, the Members or Managers to be performed or observed; (iii) any of the Retained Liabilities or other Liabilities of Seller, except for Assumed Liabilities, whether attributed to Buyer as a successor in interest to Seller or otherwise; (iv) any Liability, except for Assumed Liabilities, attributable to the Transferred Assets (including the Transferred Intellectual Property) which is based on facts or circumstances which arose prior to the Closing; (v) any claim or allegation that Buyer's conduct of the Business as currently operated, or that the use, sale, offer for sale, manufacture, import, export, reproduction, distribution, display, performance, creation and commercialization of any Product or Service, or that the use of any of the trademarks, service marks or trade names assigned to Buyer, does, has or will infringe, misappropriate, or misuse any Intellectual Property or otherwise violate any right of any other Person at any time prior to, concurrent with, or subsequent to the Closing Date; (vi) the insolvency of Seller, or an assignment by Seller for the benefit of creditors, the filing of a petition for Seller's protection under bankruptcy, insolvency or similar laws or the appointment or a receiver, assignment for creditors or similar action by or against Seller; (vii) or any other applicable provision of this Agreement or any of the Ancillary Agreements; and
(viii) any liability arising from the non-assignability of any of the Assigned Agreements or arising from an improper assignment of the Assigned Agreements.

        (b) If any third party shall notify Buyer with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against Seller under Section 7.02(a), then Buyer shall promptly (and in any event within ten days after receiving notice of the Third Party Claim) notify Seller thereof in writing. Seller will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to Buyer; provided, however, that Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Buyer (which shall not be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by Seller and does not impose an injunction or other equitable relief upon Buyer. Unless and until Seller assumes the defense of the Third Party Claim as provided herein, Buyer may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

     SECTION 7.03. Indemnification by Buyer. Subject to the limitations of
Section 7.01, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its successors and assigns from and against any and all Losses and Buyer shall pay to Seller the amount of any Losses arising out of or resulting from (i) any inaccuracy in any representation or breach of any warranty or agreement made by Buyer in this Agreement or in any other document or instrument delivered in connection herewith or contemplated hereby, and (ii) any failure by Buyer to perform or observe any term, provision or covenant herein or in any other document or instrument delivered in connection herewith or contemplated hereby on the part of Buyer to be performed or observed.

     SECTION 7.04. Set-Off Right Buyer is hereby authorized by Seller at any time and/or from time to time, to set-off against and deduct the amount of any Losses suffered by Buyer from the Galaxy Stock held in escrow pursuant to the Earn-Out Agreement, whether the Galaxy Stock has have been released from escrow or not. Solely for the purpose of determining the amount of any set-off, the Galaxy Stock shall be valued at $4.00 per share. To exercise such right of set-off, Buyer shall notify Seller in writing together with an explanation of the reason therefor. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

    SECTION 7.05. Limitation of Liability Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the total and aggregate liability and obligation of Seller to Buyer under this
Article VII shall in no event exceed the amount of the Purchase Price actually paid to Seller (including the Galaxy Stock).

                           ARTICLE VIII

                           TERMINATION

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

        (a) Mutual Consent. By the mutual written consent of Seller and Buyer;

        (b) Termination Date. By either Buyer or Seller if the Closing has not occurred by the close of business on June 30, 1999;

        (c) Material Breach. By either party to this Agreement, in the event of a material breach or misrepresentation under this Agreement or any Ancillary Agreement by the other party that is not cured within 15 days after written notice thereof is given by the party alleging such material breach or misrepresentation; or

        (d) Legal Restraint. By either Seller or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and the Ancillary Agreements.

      SECTION 8.02. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Buyer and Seller pursuant to and in accordance with Section 8.01 and this Section 8.02, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.02(b), 8.02 and 9.01 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

     SECTION 8.03. Specific Performance. The parties hereto agree that money damages would not be a sufficient remedy for a breach of this Agreement or the Ancillary Agreements by Seller or Buyer because of the difficulty of ascertaining the amount of damages that will be suffered in connection therewith, that each party would be irreparably damaged in the event any obligation of the other party under this Agreement or the Ancillary Agreements is not performed in accordance with their specific terms and that each party shall be entitled to equitable relief (including injunction and specific performance) in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, as a remedy for any breach or to prevent any breach of this Agreement or the Ancillary Agreements. Such remedies shall not be deemed to be exclusive remedies for a breach or anticipatory breach of this Agreement or the Ancillary Agreements, but shall be in addition to all other remedies available at law or equity.

                            ARTICLE IX

                          MISCELLANEOUS

     SECTION 9.01. Expenses. Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Agreements shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by telecopy or seven (7) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):


(a) if to Buyer      IMI, Inc.
                     c/o Galaxy Enterprises, Inc.
                     754 E. Technology Avenue
                     Orem, Utah 84097
                     Attention:  Jay Poelman
                     Telephone:  (801) 227-0004
                     Facsimile:  (801) 228-9761

with a copy to:      Parsons Behle & Latimer
                     One Utah Center
                     201 South Main Street, Suite 1800
                     Salt Lake City, Utah 84111
                     Attention:  Brent Christensen, Esq.
                     Telephone:  (801) 532-1234
                     Facsimile:  (801) 536-6111

(b) if to Seller:    Impact Media, L.L.C.
                     890 N. Industrial Park Drive
                     Orem, Utah 84057
                     Attention:  Benjamin Roberts
                     Telephone:  (801) 221-0067
                     Facsimile:  (801) 222-0294

with a copy to:      Scribner Stirland & McCandless
                     2696 N. University Avenue, Suite 220
                     Provo, Utah 84604
                     Attention:  McKay Stirland, Esq.
                     Telephone:  (801) 375-5600
                     Facsimile:  (801) 375-5607


     SECTION 9.03. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller at any time prior to the Closing Date.

     SECTION 9.04. Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations, or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made by the other party and contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

     SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.06. Severability. If any term or other of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so economic or legal substance of the transactions hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     SECTION 9.07. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, and the Ancillary Agreements constitute the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof. None of the parties hereto makes any representations or warranties, express or implied, unless expressly set forth in this Agreement or any of the Ancillary Agreements.

     SECTION 9.08. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

     SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts executed and to be performed in that state. All disputes and matters arising under, in connection with, or incident to this Agreement shall be only litigated in and before a state or federal court in Utah.

     SECTION 9.10. Construction. This Agreement represents the wording selected by the parties to define their agreement and no rule of strict construction shall apply against either party.

     SECTION 9.11. Signatures; Counterparts. This Agreement may be executed by original and/or facsimile signatures and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                    [Signature page to follow]

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.


Seller: IMPACT MEDIA, L.L.C.


By:  /s/ Robert Green
   _______________________________

Name:  Robert Green
Title:


Buyer: IMI, INC.


By:  /s/ John J. Poelman
   _______________________________

Name:  John J. Poelman
Title:  President

APPENDICES


Appendix 1 -      Inventory
Appendix 2 -      Equipment
Appendix 3 -      All real property, leaseholds and other interest in real
                    property of Seller
Appendix 4 -      All prepaid expenses of Seller
Appendix 5 -      Accounts Receivable

LIST OF ANCILLARY AGREEMENTS

Earn-Out Agreement
Assumption Agreement
Non-Competition Agreement
Bill of Sale and Assignment Agreement
Assignment of Trademarks Agreement
Assignment of Copyrights Agreement